Exhibit 2.3

CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF THE
4.875% NON-CUMULATIVE PREFERRED STOCK, SERIES L

(Liquidation Preference $25,000 per share)

OF

MORGAN STANLEY

_________________________

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

 _________________________

Morgan Stanley, a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY that, pursuant to resolutions of the Preferred Stock Financing Committee (the “Committee”) of the Board of Directors of the Corporation adopted on November 18, 2019, the creation of 4.875% Non-Cumulative Preferred Stock, Series L, par value $0.01 per share, liquidation preference $25,000 per share (“Series L”), of the Corporation was authorized and the designation, preferences, privileges, voting rights, and other special rights and qualifications, limitations and restrictions of the Series L, in addition to those set forth in the Certificate of Incorporation and Bylaws of the Corporation, are fixed as follows:

1.       Designation. The distinctive serial designation of such series of preferred stock is “4.875% Non-Cumulative Preferred Stock, Series L.” Each share of Series L shall be identical in all respects to every other share of Series L, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) below.

2.       Number of Shares. The authorized number of shares of Series L shall be 20,000. Shares of Series L that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock; provided that this Section 2 shall not apply to any purchase or other acquisition of shares of Series L by any subsidiary of the Corporation.

3.       Definitions. As used herein with respect to Series L:

(a)       “Board of Directors” means the board of directors of the Corporation.

(b)       “Bylaws” means the amended and restated bylaws of the Corporation, as they may be amended from time to time.

(c)       “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

(d)       “Certificate of Designation” means this Certificate of Designation relating to the Series L, as it may be amended or supplemented from time to time.

(e)       “Certification of Incorporation” shall mean the amended and restated certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designation.

(f)       “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(g)       “Dividend Payment Date” means January 15, April 15, July 15 and October 15 of each year, subject to adjustment as described in Section 4(a).

(h)       “Dividend Period” has the meaning set forth in Section 4(a).

(i)       “Dividend Record Date” has the meaning set forth in Section 4(a).

(j)       “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

(k)       “Junior Stock” means any class or series of capital stock of the Corporation that ranks junior to Series L as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation. Junior Stock includes the Common Stock.

(l)       “Liquidation Preference” has the meaning set forth in Section 5(b).

(m)       “Nonpayment” has the meaning set forth in Section 7(b).

(n)       “Original Issue Date” means November 25, 2019.

(o)       “Parity Stock” means any other class or series of stock of the Corporation that ranks equally with the Series L in the payment of dividends, whether cumulative or non-cumulative, and the distribution of assets upon liquidation, dissolution or winding up of the Corporation. Parity stock includes the Corporation’s previously issued Floating Rate Non-Cumulative Preferred Stock, Series A, liquidation preference $25,000 per share (“Series A”), the Corporation’s previously issued 10% Series C Non-Cumulative Non-Voting Perpetual Preferred Stock, liquidation preference $1,000 per share (“Series C”), the Corporation’s previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E, liquidation preference $25,000 per share (“Series E”), the Corporation’s previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, liquidation preference $25,000 per share (“Series F”), the Corporation’s previously issued 6.625% Non-Cumulative Preferred Stock, Series G, liquidation preference $25,000 per share (“Series G”), the Corporation’s previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H, liquidation preference $25,000 per share (“Series H”), the Corporation’s previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I, liquidation preference $25,000 per share (“Series I”), the Corporation’s previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series J, liquidation preference $25,000 per share (“Series J”) and the Corporation’s previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, liquidation preference $25,000 per share (“Series K”).

(p)       “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series L.

(q)       “Preferred Stock Directors” has the meaning set forth in Section 7(b).

(r)       “Regulatory Capital Treatment Event” has the meaning set forth in Section 6(a).

(s)       “Voting Preferred Stock” means any other class or series of Preferred Stock of the Corporation ranking equally with the Series L as to dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable. Voting Preferred Stock includes the Series A, the Series C, the Series E, the Series F, the Series G, the Series H, the Series I, the Series J and the Series K. Whether a plurality, majority or other portion of the shares of Series L and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the shares voted.

4.       Dividends.

(a)       Rate. Holders of Series L will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends from the Original Issue Date (in the case of the initial Dividend Period only) or the immediately preceding Dividend Payment Date, quarterly in arrears on each Dividend Payment Date, commencing on January 15, 2020. These dividends will accrue on the liquidation preference amount of $25,000 per share at a rate per annum equal to 4.875%. In the event that the Corporation issues additional shares of Series L after the Original Issue Date, dividends on such shares may accrue from the Original Issue Date or any other date specified by the Board of Directors or an authorized committee thereof at the time such additional shares are issued.

Dividends that are payable on Series L on any Dividend Payment Date will be payable to holders of record of Series L as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

A “Dividend Period” is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date or any earlier redemption date, except that (i) the initial Dividend Period for any share of Series L issued on the Original Issue Date will commence on and include the Original Issue Date of the Series L and will end on and exclude the January 15, 2020 Dividend Payment Date, and (ii) for any share of Series L issued after the Original Issue Date, the initial Dividend Period for such shares may commence on and include the Original Issue Date or such other date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and publicly disclose and shall end on and exclude the next Dividend Payment Date. Dividends payable on the Series L for any Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends for the initial Dividend Period for shares of Series L issued on the Original Issue Date will be calculated from the Original Issue Date. If any scheduled Dividend Payment Date is not a Business Day, then the payment will be made on the next succeeding Business Day and no additional dividends will accrue as a result of that postponement.

Holders of Series L shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series L as specified in this Section 4 (subject to the other provisions of this Certificate of Designation).

Dividends on shares of the Series L will not be cumulative. Accordingly, if the Board of Directors (or a duly authorized committee thereof) does not declare a dividend on the Series L payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend will not accrue and the Corporation will have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any future time, whether or not dividends on the Series L are declared for any future Dividend Period.

(b)       Priority of Dividends. The Series L will rank (i) senior to the Common Stock and any class or series of the Corporation’s capital stock expressly stated to be junior to the Series L, (ii) junior to any class or series of the Corporation’s capital stock expressly stated to be senior to the Series L (issued with the requisite consent of the holders of the Series L, if required) and (iii) equally with the Series A, the Series C, the Series E, the Series F, the Series G, the Series H, the Series I, the Series J, the Series K and each other class or series of Preferred Stock the Corporation may issue that is not expressly stated to be senior or junior to the Series L, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

So long as any share of Series L remains outstanding, no dividend or distribution shall be paid or declared on Junior Stock, and no Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, during a Dividend Period, unless the full dividend for the latest completed Dividend Period on all outstanding shares of Series L has been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). The foregoing limitation shall not apply to:

•	repurchases, redemptions or other acquisitions of shares of Junior Stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment or stockholder stock purchase plan;

•	an exchange, redemption, reclassification or conversion of any class or series of Junior Stock, or any junior stock of a subsidiary of the Corporation, for any class or series of Junior Stock;

•	the purchase of fractional interests in shares of Junior Stock under the conversion or exchange provisions of Junior Stock or the security being converted or exchanged;

•	any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

In addition, the foregoing limitation shall not restrict the ability of Morgan Stanley & Co. LLC, or any other affiliate of the Corporation, to engage in any market-making transactions in Junior Stock in the ordinary course of business.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a related Dividend Period) in full upon the Series L and any shares of Parity Stock, all dividends declared on the Series L and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the related Dividend Period) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series L and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the related Dividend Period) bear to each other.

Subject to the foregoing, dividends (payable in cash, securities or other property) may be determined by the Board of Directors or a duly authorized committee of the Board of Directors and may be declared and paid on the Common Stock and any stock ranking, as to dividends, equally with or junior to the Series L, from time to time out of any funds legally available for such payment, and the Series L shall not be entitled to participate in any such dividends.

(c)       Restrictions on the Payment of Dividends. Dividends on the Series L will not be declared, paid or set aside for payment if the Corporation fails to comply, or if and to the extent such act would cause the Corporation to fail to comply, with applicable laws and regulations, including the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) applicable to the Corporation.

5.       Liquidation Rights.

(a)       Voluntary or Involuntary Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series L shall be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, after satisfaction of all liabilities to creditors, if any, of the Corporation and subject to the rights of holders of any shares of capital stock of the Corporation then outstanding ranking senior to or pari passu with the Series L in respect of distributions upon liquidation, dissolution or winding up of the Corporation, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of capital stock of the Corporation ranking junior to the Series L as to such distribution, a liquidating distribution in an amount equal to $25,000 per share, together with an amount equal to all dividends, if any, that have been declared but not paid prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date). Holders of the Series L will not be entitled to any other amounts from the Corporation after they have received their full liquidation preference.

(b)       Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preference (as defined below) in full to all holders of Series L and all holders of any stock of the Corporation ranking equally with the Series L as to such distribution, the amounts paid to the holders of Series L and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preference of the holders of Series L and the holders of all such other stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the

Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock other than Series L and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). Holders of the Series L will not be entitled to any other amounts from the Corporation after they have received the full amounts provided for in this Section 5 and will have no right or claim to any of the Corporation’s remaining assets.

(c)       Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series L and any other shares of the Corporation’s stock ranking equally as to the Liquidation Preference, the holders of other stock of the Corporation ranking junior as to the Liquidation Preference shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)       Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with or into any other corporation or other entity, including a merger or consolidation in which the holders of Series L receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

6.       Redemption.

(a)       Optional Redemption. The Corporation may, at its option, redeem the Series L (i) in whole or in part, from time to time, on any Dividend Payment Date on or after January 15, 2025 or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event (as defined below), in each case upon notice given as provided in Section 6(c) below, at a redemption price equal to $25,000 per share, together with (except as otherwise provided herein below) any declared and unpaid dividends to, but excluding, the date fixed for redemption, without accumulation of any undeclared dividends. The redemption price for any shares of Series L shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared and unpaid dividend for the then current Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

A “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after November 18, 2019, (ii) any proposed change in those laws or regulations that is announced or becomes effective after November 18, 2019, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after November 18, 2019, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation preference amount of $25,000 per share of Series L then outstanding as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of Series L is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to the Corporation as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

(b)       No Sinking Fund. The Series L will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series L will have no right to require the redemption or repurchase of any shares of Series L.

(c)       Notice of Redemption. Notice of every redemption of shares of Series L shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series L designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series L. Notwithstanding the foregoing, if the depositary shares representing interests in the Series L are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series L at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series L to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)       Partial Redemption. In case of any redemption of only part of the shares of Series L at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series L shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)       Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of any shares of Series L so called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

7.       Voting Rights.

(a)       General. The holders of Series L shall not have any voting rights except as set forth below and as determined by the Board of Directors or an authorized committee thereof or as otherwise from time to time required by law.

(b)       Right To Elect Two Directors Upon Nonpayment Events. If and whenever dividends on any shares of the Series L, or any other Voting Preferred Stock, shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of such shares, voting together as a class with holders of any and all other series of Voting Preferred Stock then outstanding, will be entitled to vote for the election of a total of two additional members of the Board of Directors (the “Preferred Stock Directors”), provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board of Directors shall at no time include more than two Preferred Stock Directors. In that event, the number of directors on the Board of Directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series L or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of Series L or other Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 9 below, or as may otherwise be required by law. The voting rights will continue until dividends on the shares of the Series L and any such series of Voting Preferred Stock shall have been fully paid for at least four consecutive regular dividend periods following the Nonpayment.

If and when dividends for at least four consecutive regular dividend periods following a Nonpayment have been fully paid on the Series L and any other class or series of Voting Preferred Stock, the holders of the Series L and all other holders of Voting Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment), the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the Board of Directors shall automatically decrease by two. In determining whether dividends have been paid for at least four consecutive regular dividend periods following a Nonpayment, the Corporation may take account of any dividend it elects to pay for any dividend period after the regular dividend date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series L together with all series of Voting Preferred Stock then outstanding (voting together as a single class) to the extent such holders have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series L and all Voting Preferred Stock when they have the voting rights described above (voting together as a single class); provided that the filling of each vacancy shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series L or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(c)       Other Voting Rights. So long as any shares of Series L are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least two-thirds of the shares of Series L and any Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)       Authorization of Senior Stock. Any amendment or alteration of the provisions of the Certificate of Incorporation or this Certificate of Designation to authorize or create, or increase the authorized amount of, any shares of any class or series of stock of the Corporation ranking senior to the Series L with respect to the payment of dividends or the distribution of assets upon any liquidation, dissolution or winding up of the Corporation;

(ii)       Amendment of Series L. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designation, whether by merger, consolidation or otherwise, so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series L, taken as a whole; or

(iii)       Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series L, or of a merger or consolidation of the Corporation with another entity, unless in each case (x) the shares of Series L remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series L, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized or issued Series L, Series A, Series C, Series E, Series F, Series G, Series H, Series I, Series J or Series K, or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of Preferred Stock ranking equally with the Series L with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers of, and will not require the affirmative vote or consent of, the holders of outstanding shares of Series L.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect one or more but not all other series of Voting Preferred Stock (including the Series L for this purpose), then only such series of Preferred Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class in lieu of all other series of Preferred Stock. If all series of a class of Preferred Stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status.

(d)       Changes for Clarification. Without the consent of the holders of the Series L, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series L, the Corporation may amend, alter, supplement or repeal any terms of the Series L:

(i)       to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent; or

(ii)       to make any provision with respect to matters or questions arising with respect to the Series L that is not inconsistent with the provisions of this Certificate of Designation.

(e)       Changes after Provision for Redemption. No vote or consent of the holders of Series L shall be required pursuant to Section 7(b), (c) or (d) above if, at or prior to the time when the act with respect to which any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series L shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.

(f)       Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series L (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series L is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series L and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series L are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

8.       Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series L may deem and treat the record holder of any share of Series L as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

9.       Notices. All notices or communications in respect of Series L shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Certificate of Incorporation or Bylaws or by applicable law.

10.       No Preemptive Rights. No share of Series L shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

11.       Other Rights. The shares of Series L shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

In Witness Whereof, Morgan Stanley has caused this certificate to be signed by Kevin Sheehan, its Assistant Treasurer, this 22nd day of November, 2019.

MORGAN STANLEY

By	/s/ Kevin Sheehan
Name: Kevin Sheehan
Title: Assistant Treasurer